AMENDMENT

OF THE

BY-LAWS

OF

FIRST INVESTORS LIFE INSURANCE COMPANY

The By-Laws of First Investors Life Insurance Company (the "Company") are hereby amended to reflect the change of the Company's name to Foresters Life Insurance and Annuity Company.

Dated: September 21, 2015